EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-157536, 333-166960, 333-181432, 333-203992, 333-203995, 333-210077, 333-228189, 333-253875) of Leggett & Platt, Incorporated of our report dated February 24, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for inventory discussed in Note A, as to which the date is May 25, 2021, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
May 25, 2021

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